Exhibit 23(b)



                           CONSENT OF INDEPENDENT AUDITORS


We consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Crestar Financial Corporation of our reports (i) dated January 17, 1994 relating to the financial statements, as of and for the years ended December 31, 1993 and 1992, of Independent Bank and (ii) dated January 16, 1993 relating to the financial statements, as of and for the years ended December 31, 1992 and 1991, of Independent Bank which are included in such Proxy Statement/Prospectus. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


                                       /s/ HOMES, LOWRY, HORN & JOHNSON, LTD


Vienna, Virginia
September 26, 1994